EX-99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 22, 2004, relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of The Bramwell Funds, Inc. (comprised of the Bramwell Growth Fund and the Bramwell Focus Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Other Services", and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

October 25, 2004